Exhibit 99.1
For Immediate Release

Hasbro Reports Revenue, Operating Profit and Net Earnings
Growth for Full-Year 2015
Board of Directors Increases Quarterly Dividend 11%,
or $0.05 per share, to $0.51 per share

·	2015 full-year net revenues increased 13%, absent a negative $394.5 million impact of foreign exchange; Including the impact of foreign exchange, revenues increased 4% to $4.45 billion;
·
2015 revenues grew in all major operating segments and regions, absent the impact of foreign exchange; Including the impact of foreign exchange, the U.S and Canada segment revenues increased 10%, International segment revenues declined 3% and Entertainment and Licensing segment revenues increased 11%;

·
Boys, Preschool and Games category revenues increased both as reported and absent the impact of foreign exchange; Franchise Brand revenues increased 7% absent the impact of foreign exchange, but declined 2% including the impact of foreign exchange;

·
2015 operating profit increased 9% and net earnings increased 9% to $451.8 million or $3.57 per diluted share; Adjusted net earnings increased to $445.0 million or $3.51 per diluted share, excluding the sale of manufacturing operations;

·	In 2015 Hasbro returned $310.7 million of cash to shareholders; Generated $552.4 million in operating cash flow for the year.

Pawtucket, R.I., February 8, 2016 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the full-year and fourth quarter 2015.  Net revenues for the full-year 2015 increased 4% to $4.45 billion compared to $4.28 billion in 2014.  Excluding a negative $394.5 million impact from foreign exchange, 2015 revenues increased 13%.

As reported net earnings for the full-year 2015 increased 9% to $451.8 million, or $3.57 per diluted share, compared to $415.9 million, or $3.20 per diluted share, in 2014.  Adjusted net earnings for the full-year 2015 were $445.0 million, or $3.51 per diluted share, excluding a pre-tax gain of $9.6 million from the sale of the Company's manufacturing operations in East Longmeadow, MA and Waterford, Ireland.  This compares to adjusted net earnings for the full-year 2014 of $408.7 million, or $3.15 per diluted share.  2014 adjusted net earnings exclude pre-tax charges of $28.3 million associated with restructuring of the Company's joint venture television network and $5.2 million associated with other restructuring activities which were more than offset by a pre-tax benefit of $36.0 million from the sale of licensed rights for intellectual property and $6.6 million in favorable tax adjustments related to tax exam settlements.

"Hasbro's global teams delivered another year of revenue, operating profit and earnings growth supported by our diversified brand portfolio, story-led initiatives and strong global execution," said Brian Goldner, Hasbro's Chairman, President and Chief Executive Officer.  "On a constant currency basis, our growth accelerated in 2015 and we began 2016 with positive momentum and good visibility to growth drivers for this year and beyond.  In 2015, we overcame an unprecedented impact from foreign exchange translation, both on the top and bottom line, while driving strong consumer demand and engagement as well as gaining share in markets around the world."

"In 2015, the benefits of our Brand Blueprint strategy were evident in the strength of our financial results," said Deborah Thomas, Hasbro's Chief Financial Officer.  "As we continue investing in differentiating capabilities, we are seeing new, higher levels of sustainable gross and operating margins.   Consumers are recognizing and embracing the innovation our global teams are delivering while we are also improving the efficiency of our organization.  Margin improvement and the associated cash flow are delivering enhanced shareholder value as we continue investing in the future potential of Hasbro."

Fourth Quarter 2015 Financial Results

Fourth quarter 2015 net revenues increased 13% to $1.47 billion compared to $1.30 billion in 2014.  Excluding a negative $128.1 million impact from foreign exchange, fourth quarter 2015 revenues increased 23%.

As reported net earnings for the fourth quarter 2015 were $175.8 million, or $1.39 per diluted share, compared to $169.9 million, or $1.34 per diluted share in 2014.  Adjusted net earnings for the fourth quarter 2014 were $154.9 million, or $1.22 per diluted share.  Fourth quarter 2014 adjusted net earnings exclude pre-tax charges of $16.8 million associated with restructuring of the Company's joint venture television network and $5.2 million associated with other restructuring activities which were more than offset by a pre-tax benefit of $36.0 million from the sale of licensed rights for intellectual property and $6.9 million in favorable tax adjustments related to tax exam settlements.

Full-Year 2015 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	FY 2015	FY 2014	% Change	FY 2015	FY 2014	% Change
U.S. and Canada	$2,225.5	$2,022.4	+10%	$430.7	$334.7	+29%
International	$1,971.9	$2,023.0	-3%	$255.4	$270.5	-6%
Entertainment and Licensing	$244.7	$219.5	+11%	$76.9	$60.6	+27%

Note:  The impact on the fourth quarter and full-year 2015 and 2014 segment operating profit from the sale of manufacturing operations, restructuring of equity method investment and other restructuring activities is outlined in the attached schedule "Net Earnings Attributable to Hasbro, Inc. and Net Earnings per Share Attributable to Hasbro, Inc., as Adjusted and Excluded Charges by Segment."

Full-year 2015 U.S. and Canada segment net revenues increased 10% to $2.23 billion compared to $2.02 billion in 2014.  Growth in the Boys, Games and Preschool categories offset a decline in the Girls category.  The U.S. and Canada segment reported operating profit growth of 29% to $430.7 million, or 19.4% of net revenues, compared to $334.7 million, or 16.5% of net revenues, in 2014.

International Segment net revenues were $1.97 billion compared to $2.02 billion in 2014.  Growth in the Boys and Preschool categories were more than offset by declines in the Games and Girls categories.  On a regional basis, the negative impact of foreign currency resulted in revenue declines in Europe and Latin America, offsetting a 2% increase in Asia Pacific.  Emerging markets revenues declined 9% in the year.  Excluding an unfavorable $379.4 million impact of foreign exchange, net revenues in the International Segment grew 16%, increasing 18% in Europe, 15% in Latin America and 11% in Asia Pacific.  Emerging markets increased approximately 15% absent the impact of foreign exchange.  Foreign exchange also negatively impacted operating profit.  As reported, International Segment operating profit of $255.4 million was down 6% to 13.0% of net revenues, compared to $270.5 million, or 13.4% of net revenues, in 2014.  Excluding the negative impact of foreign exchange, the International segment operating profit was $302.1 million, or 12.8% of net revenues, an increase of 12% versus 2014.

Entertainment and Licensing segment net revenues increased 11% to $244.7 million compared to $219.5 million in 2014.  The segment benefited from a multi-year digital streaming deal for Hasbro Studios television programming signed during the first quarter 2015 and growth in consumer product licensing revenues.  The Entertainment and Licensing segment reported 27% operating profit growth to $76.9 million, or 31.4% of revenues, compared to $60.6 million, or 27.6% of revenues, in 2014.

Fourth Quarter and Full-Year 2015 Product Category Performance

	Net Revenues ($ Millions)
	Q4 2015	Q4 2014	% Change	FY 2015	FY 2014	% Change
Boys	$569.8	$421.9	+35%	$1,775.9	$1,484.0	+20%
Games	$465.8	$418.3	+11%	$1,276.5	$1,259.8	+1%
Girls	$258.8	$312.4	-17%	$798.2	$1,022.6	-22%
Preschool	$170.9	$146.0	+17%	$596.8	$510.8	+17%

Full-year 2015 Boys category revenues increased 20% to $1.78 billion.  Franchise Brand NERF revenues increased along with STAR WARS, JURASSIC WORLD and MARVEL.  This growth more than offset the decline in TRANSFORMERS, which faced difficult comparisons versus 2014's theatrical release of TRANSFORMERS: AGE OF EXTINCTION.  The Boys category grew 30% absent the impact of foreign exchange.

Games category revenues increased 1% for the year to $1.28 billion.  Franchise Brands MAGIC: THE GATHERING and MONOPOLY, as well as PIE FACE and several other games brands contributed to growth for the year.  The Games category grew 8% absent the impact of foreign exchange.

Girls category revenues declined 22% in 2015 to $798.2 million.  As was the case throughout 2015, FURBY represented the largest revenue decline.  Core MY LITTLE PONY revenues increased, but were offset by declines in EQUESTRIA GIRLS.  Revenue growth in PLAY-DOH DOHVINCI as well as the introduction of DISNEY'S DESCENDANTS partially offset category revenue declines.  Modest initial shipments for DISNEY PRINCESS and DISNEY'S FROZEN commenced during the fourth quarter.  The bulk of initial shipments are occurring in the first quarter 2016 with product now available in the U.S. and rolling out internationally.  The Girls category declined 13% absent the impact of foreign exchange.

Preschool category revenues increased 17% to $596.8 million for the full-year 2015.   Franchise Brand PLAY-DOH contributed the greatest revenue growth, further supported by gains in JURASSIC WORLD, STAR WARS and the launch of PLAYSKOOL FRIENDS MY LITTLE PONY.   The Preschool category grew 28% absent the impact of foreign exchange.

Dividend and Share Repurchase

In 2015, Hasbro returned $310.7 million to shareholders including $225.8 million in cash dividends.  Hasbro's Board of Directors has declared a quarterly cash dividend of $0.51 per common share.  This represents an increase of $0.05 per share, or 11%, from the previous quarterly dividend of $0.46 per common share.  The dividend will be payable on May 16, 2016 to shareholders of record at the close of business on May 2, 2016.

In 2015, Hasbro repurchased 1.25 million shares at a total cost of $84.9 million and an average price of $68.01 per share.  At year end, $479.3 million remained available in the current share repurchase authorization.

Conference Call Webcast

Hasbro will webcast its fourth quarter and full-year 2015 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro's web site approximately 2 hours following completion of the call.

About Hasbro: Hasbro (NASDAQ: HAS) is a global company committed to Creating the World's Best Play Experiences, by leveraging its beloved brands, including LITTLEST PET SHOP, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS, and premier partner brands. From toys and games, television programming, motion pictures, digital gaming and consumer product licensing, Hasbro fulfills the fundamental need for play and connection with children and families around the world. The Company's Hasbro Studios and its film label, ALLSPARK PICTURES, create entertainment brand-driven storytelling across mediums, including television, film, digital and more. Through the Company's commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world and to positively impact the lives of millions of children and families. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

© 2016 Hasbro, Inc. All Rights Reserved.
Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company's potential performance in the future, including with respect to anticipated future benefits from investments in the Company's business and strategic efforts to grow the Company's brand portfolio and content delivery over the longer-term, and the Company's ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company's costs; (ii) downturns in economic conditions affecting the Company's markets which can negatively impact the Company's retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of the Company's products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company's costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company's net revenues and earnings, and significantly impact the Company's costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company's customers or changes in their purchasing or selling patterns; (viii) consumer interest in and acceptance of the Discovery Family Channel, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (ix) the inventory policies of the Company's retail customers, including retailers' potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (x) delays, increased costs or difficulties associated with any of our or our partners' planned digital applications or media initiatives; (xi) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xiv) concentration of manufacturing for many of the Company's products in the People's Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries; (xv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvi) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company's products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xvii) the impact of litigation or arbitration decisions or settlement actions; and (xviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission ("SEC") filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
This press release includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA.  EBITDA represents net earnings attributable to Hasbro, Inc. excluding net loss attributable to noncontrolling interests, interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions.
The press release also includes the Company's 2015 cost and expenses, operating profit, earnings before income taxes, net earnings, and diluted earnings per share excluding the impact of the sale of the Company's manufacturing operations in East Longmeadow, MA and Waterford, Ireland as well as the Company's 2014 cost and expenses, operating profit, earnings before income taxes, net earnings, and diluted earnings per share excluding the impact of the 2014 restructuring charges related to the Company's investment in its joint television network and other restructuring charges as well as the impact of 2014 benefits related to the sale of intellectual property license rights and certain favorable tax adjustments.  Management believes that presenting this data excluding these impacts assists investors in understanding the performance of the Company's underlying business and the results of operations.  In addition, this press release includes the Company's Consolidated, International segment and product category net revenues, as well as International segment operating profit excluding the impact of changes in exchange rates.  Management believes that the presentation excluding the impact of exchange rate changes provides information that is helpful to an investor's understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company's control.  These measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

HAS-E

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)
	Dec. 27, 2015	Dec. 28, 2014
ASSETS
Cash and Cash Equivalents	$976,750	$893,167
Accounts Receivable, Net	1,217,850	1,094,673
Inventories	384,492	339,572
Other Current Assets	286,506	316,093
Total Current Assets	2,865,598	2,643,505
Property, Plant and Equipment, Net	237,527	237,489
Other Assets	1,617,592	1,637,106
Total Assets	$4,720,717	$4,518,100

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS
AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$164,563	$252,481
Payables and Accrued Liabilities	900,084	819,203
Total Current Liabilities	1,064,647	1,071,684
Long-term Debt	1,547,115	1,545,853
Other Liabilities	404,883	392,169
Total Liabilities	3,016,645	3,009,706
Redeemable Noncontrolling Interests	40,170	42,730
Total Shareholders' Equity	1,663,902	1,465,664
Total Liabilities, Redeemable Noncontrolling Interests
and Shareholders' Equity	$4,720,717	$4,518,100

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Quarter Ended				Year Ended

(Thousands of Dollars and Shares Except Per Share Data)	Dec. 27, 2015	% Net Revenues	Dec. 28, 2014	% Net Revenues	Dec. 27, 2015	% Net Revenues	Dec. 28, 2014	% Net Revenues
Net Revenues	$1,465,354	100.0%	$1,298,593	100.0%	$4,447,509	100.0%	$4,277,207	100.0%
Costs and Expenses:
Cost of Sales	554,750	37.9%	516,725	39.8%	1,677,033	37.7%	1,698,372	39.7%
Royalties	149,137	10.2%	90,851	7.0%	379,245	8.5%	305,317	7.1%
Product Development	68,645	4.7%	65,372	5.0%	242,944	5.5%	222,556	5.2%
Advertising	121,252	8.3%	123,812	9.5%	409,388	9.2%	420,256	9.8%
Amortization of Intangibles	8,392	0.6%	14,605	1.1%	43,722	1.0%	52,708	1.2%
Program Production Cost Amortization	12,637	0.9%	11,344	0.9%	42,449	1.0%	47,086	1.1%
Selling, Distribution and Administration	291,840	19.9%	252,335	19.4%	960,795	21.6%	895,537	20.9%
Operating Profit	258,701	17.7%	223,549	17.2%	691,933	15.6%	635,375	14.9%
Interest Expense	24,306	1.7%	23,158	1.8%	97,122	2.2%	93,098	2.2%
Other (Income) Expense, Net	3,058	0.2%	(5,031)	-0.4%	(9,104)	-0.2%	2,289	0.1%
Earnings before Income Taxes	231,337	15.8%	205,422	15.8%	603,915	13.6%	539,988	12.6%
Income Taxes	56,943	3.9%	36,601	2.8%	157,043	3.5%	126,678	3.0%
Net Earnings	174,394	11.9%	168,821	13.0%	446,872	10.0%	413,310	9.7%
Net Loss Attributable to Noncontrolling Interests	(1,369)	-0.1%	(1,090)	-0.1%	(4,966)	-0.1%	(2,620)	-0.1%
Net Earnings Attributable to Hasbro, Inc.	$175,763	12.0%	$169,911	13.1%	$451,838	10.2%	$415,930	9.7%

Per Common Share
Net Earnings Attributable to Hasbro, Inc.
Basic	$1.41		$1.35		$3.61		$3.24
Diluted	$1.39		$1.34		$3.57		$3.20

Cash Dividends Declared	$0.46		$0.43		$1.84		$1.72

Weighted Average Number of Shares
Basic	124,976		125,738		125,006		128,411
Diluted	126,686		127,180		126,688		129,886

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Year Ended
	Dec. 27, 2015	Dec. 28, 2014
Cash Flows from Operating Activities:
Net Earnings	$446,872	$413,310
Non-cash Adjustments	232,702	204,555
Changes in Operating Assets and Liabilities	(127,129)	(163,454)
Net Cash Provided by Operating Activities	552,445	454,411

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(142,022)	(113,388)
Cash Proceeds from Dispositions	18,632	64,400
Other	19,743	48,503
Net Cash Utilized by Investing Activities	(103,647)	(485)

Cash Flows from Financing Activities:
Proceeds from Borrowings with Maturity Greater Than 3 Months	-	559,986
Repayments of Borrowings with Maturity Greater Than 3 Months	-	(425,000)
Net Proceeds from (Repayments of) Short-term Borrowings	(87,310)	246,054
Purchases of Common Stock	(87,224)	(459,564)
Stock-based Compensation Transactions	57,550	71,433
Dividends Paid	(225,797)	(216,855)
Other	(3,676)	(7,010)
Net Cash Utilized by Financing Activities	(346,457)	(230,956)

Effect of Exchange Rate Changes on Cash	(18,758)	(12,252)

Cash and Cash Equivalents at Beginning of Year	893,167	682,449

Cash and Cash Equivalents at End of Year	$976,750	$893,167

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended			Year Ended
	Dec. 27, 2015	Dec. 28, 2014	% Change	Dec. 27, 2015	Dec. 28, 2014	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$690,821	$537,475	29%	$2,225,518	$2,022,443	10%
Operating Profit	155,085	82,161	89%	430,707	334,702	29%
Operating Margin	22.4%	15.3%		19.4%	16.5%

International Segment:
External Net Revenues	690,757	671,389	3%	1,971,875	2,022,997	-3%
Operating Profit	113,895	122,408	-7%	255,365	270,505	-6%
Operating Margin	16.5%	18.2%		13.0%	13.4%

Entertainment and Licensing Segment:
External Net Revenues	84,275	83,550	1%	244,685	219,465	11%
Operating Profit	36,778	39,430	-7%	76,868	60,550	27%
Operating Margin	43.6%	47.2%		31.4%	27.6%

International Segment Net Revenues by Major Geographic Region
Europe	$466,291	$430,666	8%	$1,236,846	$1,258,078	-2%
Latin America	128,232	150,046	-15%	426,109	463,512	-8%
Asia Pacific	96,234	90,677	6%	308,920	301,407	2%
Total	$690,757	$671,389		$1,971,875	$2,022,997

Net Revenues by Product Category
Boys	$569,799	$421,870	35%	$1,775,917	$1,483,952	20%
Games	465,784	418,333	11%	1,276,532	1,259,782	1%
Girls	258,839	312,398	-17%	798,240	1,022,633	-22%
Preschool	170,932	145,992	17%	596,820	510,840	17%
Total Net Revenues	$1,465,354	$1,298,593		$4,447,509	$4,277,207

Reconciliation of EBITDA
Net Earnings Attributable to Hasbro, Inc.	$175,763	$169,911		$451,838	$415,930
Net Loss Attributable to Noncontrolling Interests	(1,369)	(1,090)		(4,966)	(2,620)
Interest Expense	24,306	23,158		97,122	93,098
Income Taxes	56,943	36,601		157,043	126,678
Depreciation	25,212	22,722		111,605	105,258
Amortization of Intangibles	8,392	14,605		43,722	52,708
EBITDA	$289,247	$265,907		$856,364	$791,052

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
GAIN ON SALE OF MANUFACTURING OPERATIONS, RESTRUCTURING OF EQUITY METHOD INVESTMENT, OTHER RESTRUCTURING CHARGES AND GAIN ON SALE OF INTELLECTUAL PROPERTY LICENSE RIGHTS
(Unaudited)
(Thousands of Dollars)
Operating Profit and Earnings before Income Taxes, Excluding Gain on Sale of Manufacturing Operations, Restructuring of Equity Method Investment, Other Restructuring Charges and Gain on Sale of Intellectual Property License Rights

Quarter Ended Dec. 27, 2015	As Reported	Less: Gain on Sale of Manufacturing Operations	As Adjusted	% Net Revenues
Net Revenues	$1,465,354	$-	$1,465,354	100.0%
Costs and Expenses:
Cost of Sales	554,750	-	554,750	37.9%
Royalties	149,137	-	149,137	10.2%
Product Development	68,645	-	68,645	4.7%
Advertising	121,252	-	121,252	8.3%
Amortization of Intangibles	8,392	-	8,392	0.6%
Program Production Cost Amortization	12,637	-	12,637	0.9%
Selling, Distribution and Administration	291,840	-	291,840	19.9%
Operating Profit	258,701	-	258,701	17.7%
Interest Expense	24,306	-	24,306	1.7%
Other (Income) Expense, Net	3,058	(259)	2,799	0.2%
Earnings before Income Taxes	$231,337	$259	$231,596	15.8%

Year Ended Dec. 27, 2015	As Reported	Less: Gain on Sale of Manufacturing Operations	As Adjusted	% Net Revenues
Net Revenues	$4,447,509	$-	$4,447,509	100.0%
Costs and Expenses:
Cost of Sales	1,677,033	-	1,677,033	37.7%
Royalties	379,245	-	379,245	8.5%
Product Development	242,944	-	242,944	5.5%
Advertising	409,388	-	409,388	9.2%
Amortization of Intangibles	43,722	-	43,722	1.0%
Program Production Cost Amortization	42,449	-	42,449	1.0%
Selling, Distribution and Administration	960,795	3,061	963,856	21.7%
Operating Profit	691,933	(3,061)	688,872	15.5%
Interest Expense	97,122	-	97,122	2.2%
Other (Income) Expense, Net	(9,104)	6,573	(2,531)	-0.1%
Earnings before Income Taxes	$603,915	$(9,634)	$594,281	13.4%

Quarter Ended Dec. 28, 2014	As Reported	Less: Restructuring Charges and Gain on Sale (1)	As Adjusted	% Net Revenues
Net Revenues	$1,298,593	$-	$1,298,593	100.0%
Costs and Expenses:
Cost of Sales	516,725	-	516,725	39.8%
Royalties	90,851	-	90,851	7.0%
Product Development	65,372	-	65,372	5.0%
Advertising	123,812	-	123,812	9.5%
Amortization of Intangibles	14,605	-	14,605	1.1%
Program Production Cost Amortization	11,344	-	11,344	0.9%
Selling, Distribution and Administration	252,335	(5,094)	247,241	19.0%
Operating Profit	223,549	5,094	228,643	17.6%
Interest Expense	23,158	-	23,158	1.8%
Other (Income) Expense, Net	(5,031)	19,110	14,079	1.1%
Earnings before Income Taxes	$205,422	$(14,016)	$191,406	14.7%

Year Ended Dec. 28, 2014	As Reported	Less: Restructuring Charges and Gain on Sale (1)	As Adjusted	% Net Revenues
Net Revenues	$4,277,207	$-	$4,277,207	100.0%
Costs and Expenses:
Cost of Sales	1,698,372	-	1,698,372	39.7%
Royalties	305,317	2,328	307,645	7.2%
Product Development	222,556	-	222,556	5.2%
Advertising	420,256	-	420,256	9.8%
Amortization of Intangibles	52,708	-	52,708	1.2%
Program Production Cost Amortization	47,086	-	47,086	1.1%
Selling, Distribution and Administration	895,537	(6,094)	889,443	20.8%
Operating Profit	635,375	3,766	639,141	14.9%
Interest Expense	93,098	-	93,098	2.2%
Other (Income) Expense, Net	2,289	6,216	8,505	0.2%
Earnings before Income Taxes	$539,988	$(2,450)	$537,538	12.6%

(1) Operating profit and earnings before taxes as adjusted for the quarter and year ended December 28, 2014 exclude charges related to the restructuring of the Company's equity method investment and other restructuring charges as well as a gain from the sale of intellectual property license rights.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
Net Earnings Attributable to Hasbro, Inc. and Net Earnings per Share Attributable to Hasbro, Inc. as Adjusted (1) and Excluded Charges by Segment
(Unaudited)
(Thousands of Dollars except Per Share Data)

Net Earnings Attributable to Hasbro, Inc and Net Earnings per Share Attributable to Hasbro, Inc., As Adjusted (1)
	Quarter Ended
	Dec. 27, 2015	Diluted Per Share Amount	Dec. 28, 2014	Diluted Per Share Amount
Net Earnings Attributable to Hasbro, Inc., as Reported	$175,763	$1.39	$169,911	$1.34
Restructuring of Equity Method Investment, Net of Tax	-	-	10,693	0.08
Restructuring Charges, Net of Tax	-	-	5,156	0.04
Gain from Sale of Intellectual Property License Rights, Net of Tax	-	-	(23,892)	(0.19)
Benefits from Tax Exam Settlements	-	-	(6,936)	(0.05)
Gain on Sale of Manufacturing Operations	165	-	-	-
Net Earnings Attributable to Hasbro, Inc., as Adjusted	$175,928	$1.39	$154,932	$1.22

	Year Ended
	Dec. 27, 2015	Diluted Per Share Amount	Dec. 28, 2014	Diluted Per Share Amount
Net Earnings Attributable to Hasbro, Inc., as Reported	$451,838	$3.57	$415,930	$3.20
Restructuring of Equity Method Investment, Net of Tax	-	-	18,072	0.14
Restructuring Charges, Net of Tax	-	-	5,156	0.04
Gain from Sale of Intellectual Property License Rights, Net of Tax	-	-	(23,892)	(0.18)
Benefits from Tax Exam Settlements	-	-	(6,570)	(0.05)
Gain on Sale of Manufacturing Operations	(6,885)	(0.05)	-	-
Net Earnings Attributable to Hasbro, Inc., as Adjusted	$444,953	$3.51	$408,696	$3.15

Adjustments to Operating Profit for Gain on Sale of Manufacturing Operations, Restructuring of Equity Method Investment and Other Restructuring Charges - by Segment
	Quarter Ended		Year Ended
	Dec. 27, 2015	Dec. 28, 2014	Dec. 27, 2015	Dec. 28, 2014
International Segment	$-	$6,079	$-	$6,079
Global Operations Segment	-	984	-	984
Corporate and Eliminations	-	(1,969)	(3,061)	(3,297)
Total	$-	$5,094	$(3,061)	$3,766

(1) Net Earnings Attributable to Hasbro, Inc., as adjusted, and related diluted earnings per share for the year ended December 27, 2015 excludes a gain on the sale of the Company's manufacturing operations in the third quarter of 2015. Net Earnings Attributable to Hasbro, Inc., as adjusted, and related diluted earnings per share for the quarter and year ended December 28, 2014 excludes charges related to the restructuring of the Company's equity method investment, other restrucuturing charges, a gain from the sale of intellectual property license rights and a benefit from the settlement of tax exams.